Exhibit 99.1

Press Release

Oasis Online Technologies Corp. Announces Launch of New Corporate Website

MINNEAPOLIS, Minnesota – (BUSINESS WIRE)—Oasis Online Technologies Corp. (OTCBB: OOLN) announced today it has launched its new corporate website which can be found at www.OasisOTC.com.

The Oasis website was designed to be a comprehensive resource for shareholders and the public to obtain up-to-date information about the Company. The website is intended to be easy to view and simple to navigate. Visitors will find current Oasis stock quotes, press releases, SEC filings, and progress reports on current projects.

Shareholders will also find useful information about our Board of Directors, professional advisors, and contact information for our transfer agent. Under the “Investor Relations” tab, visitors will see our “Shareholder Bill of Rights.”

Erik J. Cooper, CEO of Oasis, stated “Our philosophy is that if you were the sole owner of the company, what would you want to know? We intend to treat each shareholder as THE sole owner of this company. This simple philosophy, in conjunction with our regulatory requirements, will guide our disclosure efforts. We want to ensure that all relevant company information is disseminated quickly and accurately, and the new website will help achieve that goal.” Shareholder’s comments and suggestions are encouraged, and can be left under the “Contact Us” tab.

Oasis Online Technologies is still in its due diligence phase on the acquisition of TranSend International, creator of MasterCard’s™ OneSMART Web™. New acquisitions will be announced via press releases, which will be available on the website, as well as through traditional means. Investors and the public are encouraged to visit the website regularly for the latest company news.

About Oasis:

Oasis Online Technologies Corp (OTCBB:OOLN) is a publicly traded company that continues to focus on the acquisition of operating companies that create and/or market software and products that makes the Internet more secure and more convenient for online users. It intends to market those products through distinct channel partners and directly to consumers.

Forward-Looking Statements Disclaimer:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Oasis Online Technologies' expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to Oasis Online Technologies, Inc. management as of the date hereof, and actual results may vary based upon future events, both within and without Oasis management's control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.